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EXHIBIT 99.1

Motorola Names Thomas J. Meredith, Former CFO of Dell, Inc., to Its Board of Directors

Schaumburg, Ill. – 1 February 2005 - Motorola, Inc. (NYSE: MOT) today announced that Thomas J. Meredith, who served as the chief financial officer of Dell, Inc. from 1992 until 2000, has been elected to Motorola’s board of directors effective 31 January.

Meredith is an active private investor, civic leader and philanthropist. Currently, Meredith is a general partner and co-founder of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds; and chief executive officer of MFI Capital, the Meredith family’s private investment arm.

Meredith joined Dell in 1992 as senior vice president and chief financial officer and served in that position for 8 years, during which time he was instrumental in refining and extending Dell’s highly successful direct business model. Meredith most recently served as the managing director of Dell Ventures and as Dell’s senior vice president of business development and strategy

Prior to joining Dell, Meredith was vice president and treasurer for Sun Microsystems, Inc. He was also the co-founder and general manager of Amdahl Capital Corporation. He is currently a board member for publicly-traded Motive, Inc. and several private portfolio companies. He is also an adjunct professor at the McCombs School of Business at the University of Texas and serves on the advisory boards of both the University of Texas and Wharton School at the University of Pennsylvania.

Meredith received his master’s of law degree in taxation from Georgetown University, Washington, D.C.; his Juris Doctor from Duquesne University of Law; and his bachelor’s degree in political science from St. Francis University (PA). He has received honorary Ph.D.’s from St. Francis and Duquesne.

About Motorola

Motorola is a Fortune 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace, and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US $31.3 billion in 2004. For more information: www.motorola.com.

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Media Contacts:

Jennifer Weyrauch

Motorola, Inc.

+1-847-435-5320

jennifer.weyrauch@motorola.com

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